Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Genie Energy Ltd. on Form S-8 of our report dated March 18, 2019, with respect to our audit of the consolidated financial statements of Genie Energy Ltd. as of December 31, 2018 and for the year then ended appearing in the Annual Report on Form 10-K of Genie Energy Ltd. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

June 24, 2020